Exhibit 10(v)

                                FORM OF AGREEMENT

     This AGREEMENT ("Agreement"), is made as of the ____ day of ____________, 20--, between INVACARE CORPORATION, an Ohio corporation ("Invacare"), and ____________ (the "Executive").

     Invacare is entering into this Agreement in recognition of the importance of the Executive's services to the continuity of management of Invacare and based upon its determination that it will be in the best interests of Invacare to encourage the Executive's continued attention and dedication to the Executive's duties in the potentially disruptive circumstances of a possible Change of Control of Invacare. (As used in this Agreement, the term "Change of Control" and certain other capitalized terms have the meanings ascribed to them in Section 9 hereof.)

     Invacare and the Executive agree, effective as of the date first set forth above (the "Effective Date"), as follows:

     1. Retention Bonus if Executive is Employed by Invacare on First Anniversary of the Date of a Change of Control. If, following the occurrence of a Change of Control, the Executive continues to be employed by Invacare on the first anniversary of the date of the Change of Control, Invacare shall pay to the Executive, within ten business days after such first anniversary, a lump-sum amount equal to the sum of (a) the Executive's Annual Base Salary plus (b) the Executive's Target Bonus.

     2. Severance Benefits if Employment is Terminated in Certain Circumstances Within Three Years of a Change of Control. If, within three years following the occurrence of a Change of Control, the Executive's employment with Invacare is terminated by Invacare for any reason other than Cause, Disability, or death, or by the Executive for Good Reason, this Section 2 shall become applicable and Invacare shall pay to the Executive the amounts specified in Sections 2.1, 2.2, and 2.3 on the dates indicated therein and shall provide to the Executive the benefits specified in Sections 2.4, 2.5, 2.6, and 2.7 for the respective periods specified therein, and shall cause certain rights of the Executive to vest as provided in Sections 2.7 and 2.8.

     2.1 Lump Sum Severance Benefit. Invacare shall pay to the Executive, within ten business days after the Termination Date, a lump sum severance benefit equal to (a) minus (b) below where:

          (a) equals three times the sum of (i) the Executive's Annual Base Salary plus (ii) the Executive's Target Bonus; and

          (b) equals the  amount,  if any,  paid to the  Executive  pursuant  to
     Section 1 above.

     2.2 401(k) Profit Sharing. Invacare shall pay to the Executive, within 60 days after the Termination Date, a lump sum amount equal to three times the highest amount of total contributions (including both matching contributions and Profit Sharing Contributions) made by Invacare to the Invacare 401(k) Profit Sharing Plan with respect to the Executive for any single plan year ending on or after the date that is three years before the date of the Change of Control.

     2.3 SERP. Invacare shall pay to the Executive, within 60 days after the Termination Date, a lump sum amount equal to the amount by which (a) the actuarial equivalent of the annual SERP Benefit that would have been payable
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under Section 6.7 of the Invacare Supplemental  Executive Retirement Plan, as in
effect on the Termination Date, calculated as though the Executive had continued in the employ of Invacare through the third anniversary of the Termination Date with annual compensation for each of those three years equal to the highest annual compensation received by the Executive from Invacare during any year ending on or after the date that is three years before the date of the Change of Control, exceeds (b) the actuarial equivalent of the annual SERP Benefit that is payable under that Section 6.7 taking into account only Executive's employment with Invacare through the Termination Date.

     2.4 Insurance Benefits. Invacare shall provide to the Executive, from the Termination Date through the third anniversary of the Termination Date, continuing coverage under health, life, and disability insurance programs at least equal in all respects to the highest level of such coverage provided by Invacare to the Executive at any time during the period beginning one year before the Change in Control and ending on the Termination Date.

     2.5 Club Dues. During the period from the Termination Date through the third anniversary of the Termination Date, Invacare shall continue to reimburse the Executive for club dues on at least as favorable basis as the most favorable basis in effect at any time during the period beginning one year before the Change of Control and ending on the Termination Date.

     2.6 Automobile. During the period from the Termination Date through the third anniversary of the Termination Date, Invacare shall continue to provide to the Executive an automobile (and reimbursement for mileage, maintenance, insurance, repairs, and similar items) on at least as favorable basis as the most favorable basis in effect at any time during the period beginning one year before the Change of Control and ending on the Termination Date.

     2.7 Stock Options. In respect of all options to purchase Invacare stock that have been previously granted to the Executive pursuant to any stock option plan or arrangement sponsored by Invacare, and notwithstanding any other provision to the contrary contained in any stock option plan or arrangement, Invacare shall cause such options:

          (a) to become exercisable in full as of the Termination Date; and

          (b) to continue to be exercisable until the earlier to occur of the second anniversary of the Termination Date or the expiration date of the option; and

          (c)  to  be  exercisable   (and/or  to  satisfy  any  tax  withholding
     requirements  in connection  with the exercise of the options) using shares

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     of Invacare common stock  previously  owned by the Executive  and/or shares subject to the options being exercised as consideration in lieu of a cash payment or other arrangement, but only if any such exercise of the option would not result in Invacare being required to take a charge in respect of such exercise in determining its net income for financial accounting purposes.

     2.8 Vesting of Certain Rights. Invacare shall cause the Executive's rights under (a) the Invacare 401(k) Profit Sharing Plan, and (b) the Invacare Supplemental Executive Retirement Plan, to become, as of the Termination Date, immediately vested.

     2.9 Death of the Executive. In the event of the Executive's death at any time from the Termination Date through the third anniversary of the Termination Date, then, assuming any applicable conditions precedent set forth above are satisfied:

          (a) the amount described in Section 1, to the extent not paid to the Executive, shall be paid to the Beneficiary as soon as practicable following the Executive's death;

          (b) the amount described in Section 2.1, to the extent not paid to the Executive, shall be paid to the Beneficiary as soon as practicable following the Executive's death;

          (c) the amount described in Section 2.2, to the extent not paid to the Executive, shall be paid to the Beneficiary as soon as practicable following the Executive's death;

          (d) the amount described in Section 2.3, to the extent not paid to the Executive, shall be paid to the Beneficiary as soon as practicable following the Executive's death;

          (e) any person who would have been entitled to coverage as the Executive's dependent (or otherwise because of the Executive's coverage) under any health insurance program maintained by Invacare (as described in Section 2.4) shall continue to be provided with such coverage as though the Executive had survived through the third anniversary of the Termination Date;

          (f) the benefits described in Sections 2.5 and 2.6 shall cease to be provided on the first to occur of either (i) the 60th day following the Executive's death or (ii) the third anniversary of the Termination Date;

          (g) such persons as may be entitled thereto shall receive such benefits as may be provided under any Employee Benefit Plans in accordance with the terms of such Employee Benefit Plans;

          (h) such persons as may be entitled thereto shall receive such benefits as may be provided under any other agreement the Executive may have with Invacare or an Affiliate including, without limitation, any agreement relating to options to purchase Invacare stock.

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     2.10 Alternate Form of Benefit. Notwithstanding the preceding provisions of this Section 2, to the extent the Executive cannot, as a matter of law, or pursuant to the customs or policies of any insurance underwriter, realize any benefit or advantage described above in this Section 2, or if Invacare reasonably believes that providing the Executive with any such benefit or advantage would be economically disadvantageous because doing so would cause Invacare to lose tax or other benefits, Invacare shall notify the Executive and shall pay to the Executive an additional amount which shall, taking account of any federal, state and local income taxes incurred by the Executive in respect of such payments, place the Executive in the same position, on an after-tax basis, as though he had realized such benefit or advantage; provided, further, that the amount of any payment to the Executive pursuant to the preceding clause shall be calculated at the Company's cost and expense by the Accounting Firm, and its determination of such amount shall be final and binding upon both the Executive and Invacare, and the Executive and Invacare shall each provide the Accounting Firm with such information as it may reasonably request in order to calculate any such amount.

     3. Excess Parachute Payment Gross-Up.

     3.1 Potential for Excess Parachute Payments. Invacare and the Executive acknowledge that, following a Change of Control, one or more payments or distributions to be made by Invacare to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, under some other plan, agreement, or arrangement, or otherwise) (a "Payment") may be determined to be an "excess parachute payment" that is not deductible by Invacare for Federal income tax purposes and with respect to which the Executive will be subject to an excise tax because of Sections 28OG and 4999, respectively, of the Internal Revenue Code. If benefits become payable to the Executive under Sections 1 or 2 of this Agreement, the Accounting Firm, which shall make all determinations required to be made under this Section 3, shall determine whether any Payment would be an excess parachute payment and shall communicate its determination, together with detailed supporting calculations, to Invacare and to the Executive within 30 days after the Termination Date or such earlier time as is requested by Invacare. Invacare and the Executive shall cooperate with each other and the Accounting Firm and shall provide necessary information so that the Accounting Firm may make all such determinations. Invacare shall pay all of the fees of the Accounting Firm for services performed by the Accounting Firm as contemplated in this Section 3.

     3.2 Gross-Up of Payments. If any Payment gives rise, directly or indirectly, to liability on the part of the Executive for excise tax under
Section 4999 of the Internal Revenue Code, Invacare shall make additional cash payments to the Executive, from time to time and at the same time, as any Payment constituting an excess parachute payment is paid or provided to the Executive (or as soon thereafter as is practicable and, in any event, no later than March 15 of the calendar year which follows the calendar year in which the excess parachute payment was made or provided to the Executive), in such amounts as are necessary to put the Executive in the same position, after payment of all federal, state, and local taxes (whether income taxes, excise taxes under Section 4999 of the Code or otherwise, or other taxes), as the Executive would have been in after payment of all federal, state, and local income taxes if the Payments had not given rise to an excise tax under Section 4999 of the Internal Revenue Code.

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     4. Other Benefits.

     4.1 Reimbursement of Certain Expenses After a Change of Control. Invacare shall pay, as incurred, all expenses incurred by the Executive, including the reasonable fees of counsel engaged by the Executive, in respect of enforcing the Executive's rights hereunder and/or defending any action brought to have this Agreement declared invalid or unenforceable.

     4.2 Incapacity of Executive. If, after a Change of Control and prior to the Termination Date, the Executive is unable to perform services for Invacare for any period by reason of accidental bodily injury or sickness, Invacare will pay and provide to the Executive all compensation and benefits to which the Executive would have been entitled had the Executive continued to be actively employed by Invacare through the earliest of the following dates: (a) the first date on which the Executive is again capable of performing services for Invacare consistent with past practice, or (b) the date on which the Executive's employment is terminated by Invacare by reason of Disability, or (c) the date on which Invacare has paid and provided 36 months of compensation and benefits to the Executive during the period of the Executive's incapacity, or (d) the date of the Executive's death.

     5. No Set-Off; No Obligation to Seek Other Employment or to Otherwise Mitigate Damages; No Effect Upon Other Plans. Invacare's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim whatsoever which Invacare may have against the Executive. The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise. The amount of any payment provided for under this Agreement shall not be reduced by any compensation or benefits earned by the Executive as the result of employment by another employer or otherwise after the termination of the Executive's employment.

     6. Taxes; Withholding of Taxes. Without limiting the right of Invacare to withhold taxes pursuant to this Section 6, the Executive shall be responsible (after taking into account all payments to be made by Invacare to or on behalf of the Executive under Sections 1 or 2 hereof) for all income, excise, and other taxes (federal, state, city, or other) imposed on or incurred by the Executive as a result of receiving the payments provided in this Agreement, including, without limitation, the payments provided under Sections 1 or 2 of this Agreement. Subject to Section 3.1 hereof, Invacare may withhold from any amounts payable under this Agreement all federal, state, city, or other taxes as Invacare shall determine to be required pursuant to any law or government regulation or ruling. Without limiting the generality of the foregoing, Invacare may withhold from any amount payable under any of Section 1 and/or Sections 2.1 through 2.3 of this Agreement amounts sufficient to satisfy any withholding requirements that may arise out of any benefit provided to or in respect of the Executive by Invacare under Section 2 of this Agreement.

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     7. Term of this Agreement. This Agreement shall be effective as of the date first above written and shall thereafter apply to any Change of Control occurring on or before December 31, 2000 or during any succeeding applicable term, and on December 31, 2000 and on December 31 of each succeeding year thereafter (a "Renewal Date"), the term of this Agreement, if not previously terminated, shall be automatically extended for an additional year unless either party has given notice to the other, at least one year in advance of that Renewal Date, that the Agreement shall not apply to any Change of Control occurring after that Renewal Date.

     7.1 Termination of Agreement Upon Termination of Employment Before a Change of Control. This Agreement shall automatically terminate on the first date occurring before a Change of Control on which the Executive is no longer employed by Invacare, except that, for purposes of this Agreement, any termination of employment of the Executive that is effected before and primarily in contemplation of a Change of Control that actually occurs after the date of the termination shall be deemed to be a termination of the Executive's employment as of the date immediately after that Change of Control.

     7.2 No Termination of Agreement During Three Year Period Beginning on Date of a Change of Control. After a Change of Control, this Agreement may not be terminated. However, if the Executive's employment with Invacare continues for more than three years following the occurrence of a Change of Control, then, for all purposes of this Agreement other than Sections 1 and 3.1, that particular Change of Control shall thereafter be treated as if it never occurred.

     8. Miscellaneous.

     8.1 Successor to Invacare. Invacare shall not consolidate with or merge into any other corporation, or transfer all or substantially all of its assets to another corporation, unless such other corporation shall assume this Agreement in a signed writing and deliver a copy thereof to the Executive. Upon such assumption, the successor corporation shall become obligated to perform the obligations of Invacare under this Agreement and the term "Invacare" as used in this Agreement shall be deemed to refer to such successor corporation.

     8.2 Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or by confirmed facsimile transmission (to the General Counsel of Invacare in the case of notices to Invacare and to the Executive in the case of notices to the Executive) or mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:

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                           If to Invacare:

                                    Invacare Corporation
                                    One Invacare Way
                                    Elyria, OH 44035
                                    Attention: General Counsel

                           If to the Executive:

                                    ======================
                                    ----------------------

          or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

     8.3 Employment Rights. Nothing expressed or implied in this Agreement shall create any right or duty on the part of Invacare or the Executive to have the Executive continue as an officer of Invacare or to remain in the employment of Invacare.

     8.4 Administration. Invacare shall be responsible for the general administration of this Agreement and for making payments under this Agreement. All fees and expenses billed by the Accounting Firm for services contemplated under this Agreement shall be the responsibility of Invacare.

     8.5 Source of Payments. Any payment specified in this Agreement to be made by Invacare may be made directly by Invacare solely from its general assets, and the Executive shall have the rights of an unsecured general creditor of Invacare with respect thereto.

     8.6 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement which shall remain in full force and effect.

     8.7 Modification; Waiver. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in a writing signed by the Executive and Invacare. No waiver by either party hereto at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time.

     8.8 Entire Agreement; Supercession. Except as otherwise specifically provided herein, this Agreement, including its attachments, contains the entire agreement between the parties concerning the subject matter hereof and

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incorporates and supersedes any and all prior discussions or agreements, written or oral, the parties may have had with respect to such subject matter; provided, however, that except as expressly provided otherwise herein nothing in this Agreement shall affect any rights the Executive or anyone claiming through the Executive may have in respect of either (a) any Employee Benefit Plan which provides benefits to or in respect of the Executive or (b) any other agreements the Executive may have with Invacare or an Affiliate, except to the extent any such Employee Benefit Plan or other agreement provides benefits which are duplicative of those provided under this Agreement.

     8.9 Post-Mortem Payments; Designation of Beneficiary. In the event that, following the termination of the Executive's employment with Invacare, the Executive is entitled to receive any payments pursuant to this Agreement and the Executive dies, such payments shall be made to the Executive's Beneficiary designated hereunder. At any time after the execution of this Agreement, the Executive may prepare, execute, and file with the Secretary of the Company a copy of the Designation of Beneficiary form attached to this Agreement as Exhibit A. The Executive shall thereafter be free to amend, alter or change such form; provided, however, that any such amendment, alteration or change shall be made by filing a new Designation of Beneficiary form with the Secretary of the Company. In the event the Executive fails to designate a beneficiary, following the death of the Executive all payments of the amounts specified by this Agreement which would have been paid to the Executive's designated beneficiary pursuant to this Agreement shall instead be paid to the Executive's spouse, if any, if she survives the Executive or, if there is no spouse or she does not survive the Executive, to the Executive's estate.

     8.10 Service with Affiliates. Any services the Executive performs for an Affiliate shall be deemed performed for Invacare. Any transfer of the Executive's employment from Invacare to an Affiliate, or from an Affiliate to Invacare, or from an Affiliate to another Affiliate shall be deemed not to constitute a termination of the Executive's employment with Invacare.

     8.11 Time Periods. Any action required to be taken under this Agreement within a certain number of days shall be taken within that number of calendar days; provided, however, that if the last day for taking such action falls on a weekend or a holiday, the period during which such action may be taken shall be automatically extended to the next business day. If the day for taking any action under this Agreement falls on a weekend or a holiday, such action may be taken on the next business day.

     8.12 Incorporation by Reference. The incorporation herein of any terms by reference to another document shall not be affected by the termination of any agreement set forth in such other document or the invalidity of any provisions thereof.

     8.13 Binding Effect; Construction of Agreement. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal representatives, executors, administrators, successors, heirs, and designees (including, without limitation, the Beneficiary). Upon the Executive's death, for purposes of this Agreement, the term "Executive" shall be deemed to include,

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as applicable,  any person (including,  without limitation, the Beneficiary) who is entitled to benefits under this Agreement following the Executive's death.

     8.14 Governing Law. All questions concerning the construction, validity and interpretation of this Agreement and the exhibits hereto will be governed by and construed in accordance with the internal laws of the State of Ohio, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Ohio or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Ohio.

     8.15 Representations and Warranties of Invacare. Invacare represents and warrants to the Executive that (i) Invacare is a corporation duly organized, validly existing, and in good standing under the laws of the State of Ohio; (ii) Invacare has the power and authority to enter into and carry out this Agreement, and there exists no contractual or other restriction upon its so doing; (iii) Invacare has taken such corporate action as is necessary or appropriate to enable it to enter into and perform its obligations under this Agreement; and
(iv) this Agreement constitutes the legal, valid and binding obligation of Invacare, enforceable against Invacare in accordance with its terms.

     9. Definitions.

     9.1 Accounting Firm. The term "Accounting Firm" means the independent auditors of Invacare for the fiscal year preceding the year in which the Change of Control occurred and such firm's successor or successors; provided, however, if such firm is unable or unwilling to serve and perform in the capacity contemplated by this Agreement, Invacare shall select another national accounting firm of recognized standing to serve and perform in that capacity under this Agreement, except that such other accounting firm shall not be the then independent auditors for Invacare or any of its Affiliates.

     9.2 Affiliate. The term "Affiliate" shall mean, with respect to any person or entity, any other person or entity which controls, is controlled by, or is under common control with such person or entity.

     9.3 Annual Base Salary. "Annual Base Salary" means the highest annual rate of base salary payable by Invacare to the Executive at any time between the Effective Date and the Termination Date.

     9.4 Beneficiary. "Beneficiary" means the person designated by the Executive as his beneficiary pursuant to Section 8.9 or such other person as determined pursuant to Section 8.9 hereof.

     9.5 Cause. The employment of the Executive by Invacare shall have been terminated for "Cause" if, after a Change of Control and prior to the termination of employment, any of the following has occurred:

          (a) the Executive shall have been convicted of a felony,

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          (b) the  Executive  commits an act or series of acts of  dishonesty in the course of the Executive's employment which are materially inimical to the best interests of Invacare and which constitutes the commission of a felony, all as determined by the vote of three-fourths of all of the members of the Board of Directors of Invacare (other than the Executive, if the Executive is a Director of Invacare), which determination is confirmed by a panel of three arbitrators appointed and acting in accordance with the rules of the American Arbitration Association for the purpose of reviewing that determination,

          (c) any federal or state regulatory agency with jurisdiction over Invacare has issued a final order, with no further right of appeal, that has the effect of suspending, removing, or barring the Executive from continuing his service as an officer or director of Invacare, or

          (d) after being notified in writing by the Board of Directors of Invacare to cease any particular Competitive Activity, the Executive shall intentionally continue to engage in such Competitive Activity while the Executive remains in the employ of Invacare.

          9.6 Change of Control. A "Change of Control" shall be deemed to have occurred at the first time on which, after the Effective Date:

               (a) (1) There is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form, or report), each as adopted under the Securities Exchange Act of 1934, as amended, disclosing the acquisition, in a transaction or series of transactions by any person (as the term "person" is used in Section 13(d) and Section 14(d)(2) of the Securities Exchange Act of 1934, as amended), other than A. Malachi Mixon and/or any Affiliate of A. Malachi Mixon, of such number of shares of Invacare as entitles that person to exercise 20% or more of the voting power of Invacare in the election of Directors and (2) a majority of those members of the Board of Directors who are not individually a party to an agreement which is, mutatis mutandis, substantially similar to this Agreement (the "Disinterested Directors") determine that the acquisition (the "Reported Acquisition") is likely to result in a change in the effective control of Invacare; or

               (b) During any period of 24 consecutive calendar months, individuals who at the beginning of such period constitute the Directors of Invacare cease for any reason to constitute at least a majority of the Directors of Invacare unless the election of each new Director of Invacare was approved or recommended by the vote of at least two-thirds of the Directors of Invacare then still in office who were Directors of Invacare at the beginning of the period; or

               (c) There is a merger, consolidation, combination (as defined in Section 1701.01(Q), Ohio Revised Code), majority share acquisition (as defined in Section 1701.01(R), Ohio Revised Code), or control share acquisition (as defined in Section 1701.01(Z)(1), Ohio Revised Code, or in Invacare's Articles of Incorporation) involving Invacare and as

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          a result of which the  holders  of  shares  of  Invacare  prior to the transaction become, by reason of the transaction, the holders of such number of shares of the surviving or acquiring corporation as entitles them to exercise less than fifty percent (50 %) of the voting power of the surviving or acquiring corporation in the election of Directors; or

               (d) There is a sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Invacare, but only if the transferee of the assets in such transaction is not an Affiliate of Invacare; or

               (e) The shareholders of Invacare approve any plan or proposal for the liquidation or dissolution of Invacare, but only if the transferee of the assets of Invacare in such liquidation or dissolution is not an Affiliate of Invacare.

     If an event described in any of Clauses (b), (c), (d), and (e) occurs, a Change in Control shall be deemed to have occurred for all purposes of this Agreement and, except as provided in the last sentence of Section 7.2, that Change in Control shall be irrevocable. If an event described in Clause (a) occurs, a Change of Control (hereinafter, sometimes referred to as a "Clause (a) Change of Control") shall be deemed to have occurred; but a Clause (a) Change of Control shall be subject to reversal, and shall be deemed to have been reversed if, on a subsequent date, a two thirds majority of the Disinterested Directors determine that the Reported Acquisition is no longer likely to result in a change in the effective control of Invacare; provided, that any such subsequent determination may not be made after the Termination Date or after the occurrence of any event described in any of Clauses (b), (c), (d), and (e). If a Clause (a) Change of Control is deemed to have been reversed as a result of the two-thirds majority determination described above, then, from and after the date of the reversal, that Clause (a) Change of Control shall be treated for purposes of this Agreement as if it had never occurred.

     9.7 Competitive Activity. The Executive shall be deemed to have engaged in "Competitive Activity" if the Executive engages in any business or business activity (other than as a director, officer, or employee of Invacare) in which Invacare engages as of the time of the notice provided in Section 9.5(d).

     9.8 Demotion or Removal. The Executive shall be deemed to have been subjected to "Demotion or Removal" if, during the three year period commencing on the date of a Change of Control, other than by Voluntary Resignation or with the Executive's written consent, the Executive ceases to hold the highest position held by him at any time during the one year period ending on the date of the Change of Control with all of the duties, authority, and responsibilities of that office as in effect at any time during the one year period ending on the date of the Change of Control.

     9.9 Disability. For purposes of this Agreement, the Executive's employment will have been terminated by Invacare by reason of "Disability" of the Executive only if (a) as a result of accidental bodily injury or sickness, the Executive has been unable to perform his normal duties for Invacare for a period of 180 consecutive days, and (b) the Executive begins to receive payments under the

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executive long term disability plan sponsored by Invacare not later than 30 days after the Termination Date.

     9.10 Employee Benefit Plan. "Employee Benefit Plan" means any plan or arrangement defined as such in 29 U.S.C.ss.1002 which provides benefits to the employees of Invacare or its Affiliates.

     9.11 Good Reason. The Executive shall have "Good Reason" to terminate his employment under this Agreement if, at any time after a Change of Control has occurred and before the third anniversary of that Change of Control, one or more of the events listed in (a) through (f) of this Section 9.11 occurs and, based on that event, the Executive gives notice of his intention to terminate his employment effective on a date that is both (i) within 90 days of the occurrence of that event and (ii) not later than the third anniversary of that Change of
Control:

          (a) The Executive is subjected to Demotion or Removal; or

          (b) The Executive's Annual Base Salary is reduced; or

          (c) The Executive's opportunity for incentive compensation is reduced from the level of his opportunity for incentive compensation as in effect immediately before the date of the Change of Control or from time to time thereafter; or

          (d) The Executive is excluded from full participation in any benefit plan or arrangement maintained for senior executives of Invacare generally; or

          (e) The Executive determines in good faith that his responsibilities, duties, or authority with Invacare are at any time materially less than or reduced from those held by him immediately before the Change of Control and the shortfall or reduction has not been cured within 90 days after the Executive gives notice to the Board of Directors of Invacare of his election to terminate his employment for Good Reason based upon that shortfall or reduction; or

          (f) The Executive's principal place of employment for Invacare is relocated more than 35 miles from One Invacare Way, Elyria, Ohio.

     9.12 Internal Revenue Code. A reference to any provision of the Internal Revenue Code means that provision of the Internal Revenue Code of 1986, as amended, and any successor provision, and any applicable regulations promulgated thereunder.

     9.13 Target Bonus. "Target Bonus" means the Executive's Annual Base Salary multiplied by the higher of (a) the target bonus percentage in effect for the Executive under Invacare's bonus plan during the fiscal year immediately preceding the fiscal year in which the Change of Control occurs, or (b) the target bonus percentage in effect for the Executive under Invacare's bonus plan during the fiscal year in which the Change of Control occurs.

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
     9.14 Termination Date. "Termination Date" means the date on which the Executive's employment with Invacare terminates.

     9.15 Voluntary Resignation. A "Voluntary Resignation" shall have occurred if the Executive terminates his employment with Invacare by voluntarily resigning at his own instance without having been requested to so resign by Invacare, except that any resignation by the Executive will not be deemed to be a Voluntary Resignation if, at the time of that resignation, the Executive had Good Reason to resign.



     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                                          INVACARE CORPORATION
                                                          ("Invacare")


                                                    By
                                                           --------------------





                                                            --------------------
                                                            (the "Executive")

             Schedule of Agreements with Current Executive Officers



Name                      Position                             Date of Agreement
----                      --------                             -----------------
A. Malachi Mixon, III     Chairman of the Board of Directors   April 1, 2000
                          and Chief Executive Officer
Gerald B. Blouch          President, Chief Operating Officer   April 1, 2000
Gregory C. Thompson       Senior Vice President and Chief      November 12, 2002
                          Financial Officer
Joseph B. Richey, II      President - Invacare Technologies,   April 1, 2000
                          Senior Vice President - Electronics
                          and Design Engineering
Louis F.J. Slangen        Senior Vice President - Sales &      April 1, 2000
                          Marketing
Diane J. Davie            Senior Vice President - Human        February 24, 2003
                          Resources
Kenneth A. Sparrow        President - Invacare Europe          April 1, 2000
Neal J. Curran            Vice President - Engineering and     April 1, 2000
                          Product Development
Michael A. Perry          Vice President - Distributed Products April 1, 2000



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